Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REACHES DEFINITIVE AGREEMENT WITH THE RMBS WORKING GROUP

NEW YORK, April 11, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that it has reached a definitive agreement with the Residential Mortgage-Backed Securities Working Group of the U.S. Financial Fraud Enforcement Task Force (RMBS Working Group) to resolve its ongoing investigations.

The agreement will resolve actual and potential civil claims by the U.S. Department of Justice (DOJ), the Attorney General’s Offices for the States of California, Illinois and New York, the National Credit Union Administration (as conservator for several failed credit unions) and the Federal Home Loan Banks of Chicago and Des Moines (as a successor to the Federal Home Loan Bank of Seattle), relating to the firm’s securitization, underwriting and sale of residential mortgage-backed securities from 2005 to 2007.

“We are pleased to put these legacy matters behind us. Since the financial crisis, we have taken a number of significant steps to strengthen our culture, reinforce our commitment to our clients, and ensure our governance oversight and processes are robust,” said Lloyd Blankfein, Goldman Sachs’ Chief Executive Officer.

The terms of the settlement agreement are substantially the same as those announced on January 14, 2016 with respect to an agreement in principle. Under these terms, the firm will pay:

•	$2.385 billion in a civil monetary penalty to the Civil Division of the DOJ;

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$875 million in cash payments to the Attorney General’s Offices for the States of California, Illinois, and New York, National Credit Union Association, and the Federal Home Loan Banks for Chicago and Des Moines;

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$1.8 billion in consumer relief to the DOJ, and the Attorney General’s Offices for the States of California, Illinois and New York in the form of principal forgiveness for underwater and distressed borrowers of loans owned by Goldman Sachs, financing for construction, rehabilitation and preservation of affordable housing and support of debt restructuring, foreclosure prevention and housing quality improvement programs, as well as land banks.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert Tel: 212-902-5400	|	Investor Contact: Dane Holmes Tel: 212-902-0300